Exhibit 99.1

Investor Contact	Media Contact
Laurie Poggi	Peter McKillop/Kristi Huller
Kohlberg Kravis Roberts & Co. L.P.	media@kkr.com
415-315-3718	212-750-8300

KKR Financial Holdings LLC Announces Second Quarter 2009 Financial Results

SAN FRANCISCO, CA, August 6, 2009—KKR Financial Holdings LLC (NYSE: KFN) (“KFN” or the “Company”) today announced its results for the second quarter ended June 30, 2009.

Second Quarter 2009 Results

For the three and six months ended June 30, 2009, KFN reported net income of $20.6 million, or $0.14 per diluted common share, and $7.6 million, or $0.05 per diluted common share, respectively. For the three and six months ended June 30, 2008, net income totaled $37.6 million, or $0.25 per diluted common share and $51.5 million, or $0.39 per diluted common share, respectively. KFN’s second quarter 2009 results reflect net investment income before provision for loan losses of $67.5 million, which is offset by non-investment expenses of $17.4 million, a provision for loan losses of $12.8 million and other losses totaling $16.5 million.  Other losses totaling $16.5 million primarily consist of the following: (i) net losses on asset dispositions from KKR Financial CLO 2009-1, Ltd. (“CLO 2009-1”) totaling $27.2 million (see discussion below); (ii) net losses on asset sales and lower of cost or market adjustments for loans transferred to held for sale for assets not held in CLO 2009-1 totaling $13.2 million; (iii) other-than-temporary impairment charges on certain securities classified as available-for-sale totaling $6.2 million; (iv) net realized and unrealized losses on investments in residential mortgage-backed securities totaling $7.4 million; (v) net realized and unrealized gains from derivative positions that primarily consist of credit default swaps and total rate of return swaps totaling $26.5 million; (vi) gain on retirement of convertible notes totaling $6.9 million; and (vii) net realized and unrealized gains on short positions totaling $2.5 million.

Convertible Senior Notes

During June 2009, the Company completed two transactions to exchange a total of $15.7 million par value of convertible notes for 7.2 million of the Company’s common shares. These transactions resulted in the Company recording a gain of $6.9 million, or approximately $0.05 per diluted common share, which was partially offset by a write-off of $0.1 million of unamortized debt issuance costs and $0.4 million of other associated costs.

Book Value Per Common Share

The Company’s book value per common share outstanding was $5.69 and $4.40 as of June 30, 2009 and December 31, 2008, respectively.

Actions Taken to Improve KFN’s Liquidity Profile

Actions Taken Relative to the Company’s Senior Secured Asset-Based Revolving Credit Facility

On August 5, 2009, the Company amended the credit agreement related to its $300.0 million senior secured asset-based revolving credit facility (the “Credit Facility”) due November 2010 to reflect the following:

•                  Reduction in Credit Facility size from $300.0 million to $200.0 million with additional $12.5 million quarterly reductions in facility size occurring on September 30, 2009, December 31, 2009, March 31, 2010 and June 30, 2010;

•                  Final maturity of Credit Facility extended from November 10, 2010 to November 10, 2011;

•                  Increase in interest rate from LIBOR plus 3.00% to LIBOR plus 4.00%;

•                  Reduction in the adjusted tangible net worth covenant from $1 billion to $700 million;

•                  Ability to utilize up to $50 million of unrestricted cash to repurchase outstanding debt;

•                  Ability to pay dividends up to 50% of the Company’s estimated taxable income; and

•                  Ability to issue debt secured by a second lien on the Company’s assets.

The Credit Facility is an asset-based facility and borrowings outstanding under the facility are based on the market value of the investments pledged to the Credit Facility. The amendment to the Credit Facility provides the Company with increased flexibility in meeting its debt maturity obligations.

Actions Taken Relative to CLO 2009-1

In response to both improvements in the credit market and increases in leveraged loan prices during the second quarter of 2009, the Company sold certain of its investments financed in CLO 2009-1 in order to generate proceeds to repay the entire amount of senior notes outstanding, which amount totaled approximately $560.8 million as of March 31, 2009. The Company focused such sales on assets which had the highest prices relative to par with a weighted average price of the assets sold of 88% of par value and a cash yield of 3.90% compared to CLO 2009-1’s senior notes cost of capital of LIBOR plus 4.25%. On July 24, 2009, the Company retired the remaining outstanding senior notes of CLO 2009-1. Prior to the retirement of the senior notes, an affiliate of the Company held a 20% interest in the subordinated notes issued by CLO 2009-1. As part of the deleveraging of CLO 2009-1, the subordinated notes held by the Company’s affiliate were retired in exchange for a 20% interest in each of CLO 2009-1’s assets which remained following the deleveraging.

Following the deleveraging transaction and the pro rata distribution of 20% of the remaining assets to the Company’s affiliate, the Company now holds the residual assets of CLO 2009-1, which consist of approximately $317.4 million par amount of corporate debt investments with an estimated fair value of $242.4 million and approximately $14.9 million in cash and receivables.  The Company believes that based on current interest rates these assets will generate approximately $11.4 million of annualized cash interest income for the Company that would have otherwise been used to amortize and pay interest on the senior notes issued by CLO 2009-1, which had a coupon of three-month LIBOR plus 4.25%. The retirement of the senior notes issued by CLO 2009-1 included the payment of a $28.8 million placement fee to the senior note holders that was paid from the cash held by CLO 2009-1. The placement fee was structured to be paid by CLO 2009-1 on a quarterly basis over the life of the transaction and the $28.8 million amount reflects the present value of the future quarterly fee payments. As we consolidate CLO 2009-1 under GAAP, this fee will be reflected as an expense during the third quarter of 2009 that will be partially offset by a gain that will be recognized from the retirement of the subordinated notes issued by CLO 2009-1 to an affiliate.

Actions Taken Relative to KKR Financial CLO 2005-1, Ltd. (“CLO 2005-1”), KKR Financial CLO 2005-2, Ltd. (“CLO 2005-2”), and KKR Financial CLO 2006-1, Ltd. (“CLO 2006-1”)

Subsequent to the quarter ended June 30, 2009, the Company surrendered for cancellation, without consideration, approximately $298.4 million in aggregate principal amount of mezzanine notes and junior notes (“Surrendered Notes”) issued to the Company by the issuers of CLO 2005-1, CLO 2005-2 and CLO 2006-1.  The Surrendered Notes were promptly cancelled upon receipt by the trustee of each transaction and the related debt was extinguished by the issuers thereof. The Company believes that this transaction brings the over-collateralization (“OC”) tests for these three CLOs into compliance, enabling the mezzanine noteholders and the Company as sole holder of the subordinated notes of these three CLOs, to resume receiving cash flows from these transactions during the period when the OC tests are maintained.  The details of the mechanics of the CLOs and the OC tests are described in further detail in the Sources of Funds section of the MD&A in the Company’s Form 10-Q for the quarter ended June 30, 2009 that was filed today with the Securities and Exchange Commission.

In accordance with accounting principles generally accepted in the United States of America, the Company consolidates its CLO subsidiaries and therefore does not expect this transaction to have an impact on its condensed consolidated financial statements. Similarly, as CLO 2005-1, CLO 2005-2 and CLO 2006-1 are treated as disregarded entities for tax purposes, this transaction is not expected to have any tax implications for the Company or its shareholders.

Information for Investors: Conference Call and Webcast

The Company will host a conference call and audio webcast to review its second quarter 2009 results on Thursday, August 6, 2009, at 5:00 p.m. EST. The conference call may be accessed by dialing (877) 548-7903 (Domestic) or (719) 325-4851 (International); a pass code is not required. A telephonic replay of the call will be available through Thursday, August 20, 2009 by dialing (888) 203-1112 (Domestic) and (719) 457-0820 (International) / pass code 4301621. Supplemental materials that will be discussed during the call and the live audio web cast will be available in the Investor Relations section of the Company’s website at http://www.kkr.com/kfi/kfn_webcasts_presentations_and_important_documents.cfm. An audio replay of the web cast will be archived in the Investor Relations section of the Company’s website.

About KKR Financial Holdings LLC

KKR Financial Holdings LLC is a publicly traded specialty finance company that invests in multiple asset classes. KKR Financial Holdings LLC is externally managed by KKR Financial Advisors LLC, a wholly-owned subsidiary of Kohlberg Kravis Roberts & Co. (Fixed Income) LLC, which is a wholly-owned subsidiary of Kohlberg Kravis Roberts & Co. L.P. Additional information regarding KKR Financial Holdings LLC is available at http://www.kkr.com.

Statements in this press release which are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although KKR Financial Holdings LLC believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from the Company’s expectations include completion of pending investments, continued ability to source new investments, the availability and cost of capital for future investments, competition within the specialty finance sector, economic conditions, credit loss experience, availability of financing, maintenance of sufficient liquidity, and other risks disclosed from time to time in the Company’s filings with the SEC.

Schedule I

KKR Financial Holdings LLC

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Amounts in thousands, except per share information)

	For the three	For the three	For the six	For the six
	months ended	months ended	months ended	months ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
Net investment income:
Securities interest income	$23,252	$34,788	$52,104	$74,597
Loan interest income	121,919	184,550	251,123	401,087
Dividend income	26	1,092	287	1,908
Other interest income	106	4,998	462	16,074
Total investment income	145,303	225,428	303,976	493,666
Interest expense	(72,403)	(128,037)	(162,285)	(282,102)
Interest expense to affiliates	(5,379)	(19,707)	(11,184)	(47,525)
Provision for loan losses	(12,808)	(10,000)	(39,795)	(10,000)
Net investment income	54,713	67,684	90,712	154,039
Other loss:
Net realized and unrealized gain (loss) on derivatives and foreign exchange	26,505	(5,918)	38,901	(52,934)
Net realized and unrealized loss on investments	(46,553)	(17,217)	(106,757)	(30,976)
Net realized and unrealized loss on residential mortgage-backed securities, residential mortgage loans, and residential mortgage-backed securities issued, carried at estimated fair value	(7,445)	(5,594)	(26,864)	(14,772)
Net realized and unrealized gain on securities sold, not yet purchased	2,479	1,664	3,916	8,650
Gain on restructuring and extinguishment of debt	6,892	17,225	41,463	17,225
Other income	1,578	513	2,911	5,469
Total other loss	(16,544)	(9,327)	(46,430)	(67,338)
Non-investment expenses:
Related party management compensation	10,304	10,387	21,516	19,546
General, administrative and directors expenses	2,975	5,752	5,378	10,274
Professional services	2,090	1,071	5,475	2,928
Loan servicing	2,056	2,391	4,192	4,960
Total non-investment expenses	17,425	19,601	36,561	37,708
Income from continuing operations before income tax expense	20,744	38,756	7,721	48,993
Income tax expense	(135)	(116)	(88)	(116)
Income from continuing operations	20,609	38,640	7,633	48,877
(Loss) income from discontinued operations	—	(1,079)	—	2,668
Net income	$20,609	$37,561	$7,633	$51,545

Net income per common share:
Basic
Income per share from continuing operations	$0.14	$0.25	$0.05	$0.38
Income per share from discontinued operations	$—	$—	$—	$0.02
Net income per share	$0.14	$0.25	$0.05	$0.40
Diluted
Income per share from continuing operations	$0.14	$0.25	$0.05	$0.37
Income per share from discontinued operations	$—	$—	$—	$0.02
Net income per share	$0.14	$0.25	$0.05	$0.39

Weighted-average number of common shares outstanding:
Basic	151,202	146,025	150,462	130,289
Diluted	151,202	146,025	150,462	130,289

Schedule II

KKR Financial Holdings LLC

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Amounts in thousands, except share information)

	June 30, 2009	December 31, 2008
Assets
Cash and cash equivalents	$114,353	$41,430
Restricted cash and cash equivalents	288,944	1,233,585
Securities available-for-sale, $603,979 and $553,441 pledged as collateral as of June 30, 2009 and December 31, 2008, respectively	604,916	555,965
Corporate loans, net of allowance for loan losses of $473,202 and $480,775 as of June 30, 2009 and December 31, 2008, respectively	6,646,440	7,246,797
Residential mortgage-backed securities, at estimated fair value, $76,572 and $102,814 pledged as collateral as of June 30, 2009 and December 31, 2008, respectively	76,572	102,814
Residential mortgage loans, at estimated fair value	2,218,319	2,620,021
Corporate loans held for sale	168,547	324,649
Private equity investments, at estimated fair value	54,016	5,287
Derivative assets	11,562	73,869
Interest and principal receivable	83,395	116,788
Reverse repurchase agreements	80,344	88,252
Other assets	98,186	105,625
Total assets	$10,445,594	$12,515,082
Liabilities
Collateralized loan obligation senior secured notes	$5,793,906	$7,487,611
Collateralized loan obligation junior secured notes to affiliates	632,542	655,313
Secured revolving credit facility	256,597	275,633
Convertible senior notes	275,800	291,500
Junior subordinated notes	288,671	288,671
Residential mortgage-backed securities issued, at estimated fair value	2,080,592	2,462,882
Accounts payable, accrued expenses and other liabilities	37,694	60,124
Accrued interest payable	34,602	61,119
Accrued interest payable to affiliates	3,245	3,987
Related party payable	5,960	2,876
Securities sold, not yet purchased	77,637	90,809
Derivative liabilities	58,734	171,212
Total liabilities	9,545,980	11,851,737
Shareholders’ Equity
Preferred shares, no par value, 50,000,000 shares authorized and none issued and outstanding at June 30, 2009 and December 31, 2008	—	—
Common shares, no par value, 500,000,000 shares authorized, and 158,139,238 and 150,881,500 shares issued and outstanding at June 30, 2009 and December 31, 2008, respectively	—	—
Paid-in-capital	2,559,898	2,550,849
Accumulated other comprehensive loss	(49,195)	(268,782)
Accumulated deficit	(1,611,089)	(1,618,722)
Total shareholders’ equity	899,614	663,345
Total liabilities and shareholders’ equity	$10,445,594	$12,515,082